Exhibit 99.1

                Potlatch Reports Third Quarter Results

    SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 25, 2007--Potlatch
Corporation (NYSE:PCH) today reported financial results for the third quarter ended September 30, 2007.

    Q3 2007 FINANCIAL SUMMARY

-- Earnings from continuing operations for the quarter were $41.2 million, or $1.04 per diluted common share, compared to $31.1 million, or $0.80 per diluted common share for the third quarter of 2006.

-- Net earnings for the quarter were $41.0 million, or $1.04 per diluted common share, compared to $25.7 million, or $0.66 per diluted common share for the third quarter of 2006.

   -- Included in net earnings were net losses of $0.2 million and $5.4 million for the third quarters of 2007 and 2006, respectively, related to the company's former hybrid poplar tree farm, which are classified as discontinued operations in the Statements of Operations and Comprehensive Income. The tree farm was sold in the first half of 2007.

-- Cash provided by operating activities from continuing operations for the nine months ended September 30, 2007, was $125.1 million.

    "During the third quarter, our Resource segment continued to benefit from selling additional volume at improved pricing, compared to 2006 when we partially curtailed harvest levels due to poor log markets. Improved markets in the southern region, particularly for pulpwood, and increased harvest levels in both the northern and southern regions also helped to build a strong quarter for the segment," said Michael J. Covey, chairman, president and chief executive officer.

    "Potlatch is on course to achieve our goal of selling
15,000-20,000 acres of non-strategic land by year end. In conjunction with the purchase of 179,000 acres in Idaho, we have cued up all planned land sales to match as many closings as possible with 1031 like-kind exchange opportunities.

    "Pulp and Paperboard results remained very strong throughout the third quarter. Paperboard pricing in the high-end folding carton segment that we serve was strong due to very high operating rates and the weak U.S. dollar. We had outstanding operating performance during the quarter at both paperboard mills.

    "During the quarter, our Consumer Products segment experienced record converting production and finished goods sales. These production improvements helped to offset the continued high cost of pulp for the segment.

    "Although we faced a continued slump in housing and weak lumber pricing, we continued to generate positive income and cash flow from our Wood Products segment, mainly due to our positioning in industrial and specialty niche markets, including cedar siding and decking," concluded Mr. Covey.

    THIRD QUARTER 2007 BUSINESS PERFORMANCE

    Resource

 -- Operating income for the segment was $38.2 million, compared to $24.8 million earned in the third quarter of 2006.

 -- During the third quarter, Potlatch announced the acquisition of 179,000 acres of timberland in central Idaho.

     --  The purchase price was approximately $215 million, or roughly
          $1,200 per acre.

     -- The acquisition is being made in two phases, the first of which involved the majority of the timberlands and closed in September 2007. The acquisition of the remaining lands is expected to close in January 2008.

     --  The acquired land is located in the heart of the central
          Idaho outdoor recreational corridor. It consists of stocked forests of ponderosa pine and mixed fir that complement Potlatch's core timberland base. In addition, the company believes that the acreage has exceptional recreational amenities and real estate value.

 -- Potlatch continued to capitalize on improving markets in the southern region and sold more volume compared to 2006, when harvest levels were partially curtailed due to poor market conditions.

     -- Fee harvest levels in the southern region increased 77 percent in the quarter compared to the third quarter of 2006, and increased 4.9 percent compared to the second quarter of 2007.

     -- Overall sales prices rose 37.5 percent compared to the third quarter of 2006, and 4.8 percent compared to the second quarter of 2007, primarily due to strong pulpwood markets.

 -- Harvest levels in the northern region were up overall compared to the same period last year. The primary reasons for the better performance were increased harvest levels in Idaho and harvested timber from the Wisconsin timberland, which Potlatch acquired earlier this year.

     -- Fee harvest in the northern region increased 31 percent over the third quarter of 2006 and rose 83 percent over second quarter 2007 levels, primarily due to normal seasonal logging curtailments in the second quarter.

     -- Prices declined 4.7 percent compared to the third quarter of 2006 due to general market price erosion in Minnesota, however, prices rose 3.8 percent in the northern region compared to second quarter 2007.

    Real Estate

    (formerly known as Land Sales and Development)

-- Operating income for the segment was $2.4 million, compared with $0.8 million for the third quarter of 2006. The improved results were attributable primarily to the sale of more acres of non-strategic lands.

-- During the third quarter, Potlatch deferred approximately $1 million in built-in-gain taxes from REIT land sales by using forward and reverse 1031 exchanges within the allowable periods, such as the purchase of the central Idaho timberland.

    Upon completion of the acquisition in central Idaho, Potlatch will own approximately 1.7 million acres of timberland in the U.S. In accordance with its intensive land value stratification process, announced in December 2006, the company intends to stratify the newly acquired central Idaho acreage into core timberland for growing merchantable timber and non-core and higher and better use (HBU) lands for real estate sales. Through the stratification process, Potlatch has identified 250,000-300,000 acres over its entire ownership that are non-strategic to its core forestland operations and which the company expects to sell over the next 10 years.

    Wood Products

-- Operating income for the segment was $2.4 million, compared to an operating loss of $5.2 million for the third quarter of 2006.

-- Lumber results continued to be positively impacted by strong sales of inland red cedar.

-- Improved operating efficiencies at the company's lumber facilities helped to lower conversion costs and increase production over the third quarter of 2006.

-- Wood costs for the lumber operations were lower compared to last year's third quarter. Cedar log costs were higher, but the increase was more than offset by reduced costs for southern yellow pine sawlogs and mixed species sawlogs in Idaho.

    Pulp and Paperboard

-- Operating income for the segment was $17.6 million, compared to $16.8 million for the third quarter of 2006.

-- Market prices for both pulp and paperboard products increased in the third quarter compared to the same period in 2006. Pulp prices rose 12 percent and paperboard prices increased 4 percent compared to the third quarter of 2006.

-- The weaker U.S. dollar and general global demand for pulp created the best global pulp market in approximately a decade.

-- Exports of paperboard to Europe increased during the third quarter.

-- The company's two paperboard mills, in Arkansas and Idaho, ran exceptionally well with near record production attained during the quarter.

   -- The Idaho mill's chip supply was ample during the quarter, resulting in an 8 percent reduction in pricing compared to the second quarter of 2007, but still 33 percent higher than the third quarter of 2006.

    Consumer Products (or "Tissue")

-- Operating income for the segment was $5.1 million for the third quarter of 2007, compared to $6.2 million for the same period last year.

-- Pulp prices increased by 14 percent, resulting in a $3.8 million negative cost impact for the third quarter compared to the same period last year.

    As the company continued to ramp up production at its midwest converting facility, it has reduced less profitable parent roll sales and reduced its midwest and total freight expenses. Despite the increase in pulp costs, pricing of tissue products in the marketplace remained very competitive, as additional competitive paper machine tonnage has come on line and the company has been unable to increase pricing without negatively impacting sales volume.

    Other Items

    In the third quarter of 2007, the company recorded an income tax benefit of $2.6 million related to continuing operations. The income tax benefit was the result of a favorable adjustment of $3.5 million due to the final determination of amounts owed to the Internal Revenue Service for the years 1995-2004. Excluding this benefit, the company recorded an income tax provision of $0.9 million for the third quarter of 2007, which was largely related to pre-tax income from the company's taxable REIT subsidiary.

    Dividend Distribution

    During the third quarter, Potlatch paid a regular quarterly distribution on the company's common stock of $0.49 per share.

    OUTLOOK

    "We believe we are well positioned through the balance of this year to capture strong demand for rural recreational real estate and we expect continued outstanding performance from our pulp and paperboard segment. Log prices are expected to stay strong for cedar and southern pulpwood, however, we do not expect a recovery in housing starts or a bounce in lumber prices for several quarters," concluded Mr. Covey.

    CONFERENCE CALL INFORMATION

    A live Web cast and conference call will be held today, October 25, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the Web cast at www.potlatchcorp.com and conference call by dialing 1-866-383-8009 for U.S./Canada and 1-617-597-5342 for calls outside the U.S./Canada. Participants will be asked to provide pass code number 65659071.

    For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until November 1, 2007, by calling 1-888-286-8010 for U.S./Canada, or 1-617-801-6888 for calls outside the U.S./Canada, and entering pass code number 82200693.

    ABOUT POTLATCH

    Potlatch is a Real Estate Investment Trust (REIT) with 1.6 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company also conducts a real estate sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

    FORWARD-LOOKING STATEMENTS

    This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, log and lumber pricing, future land sales and closings, like-kind exchanges and tax consequences, direction of markets, and pulp and paperboard sales. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch's products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company's products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

          Potlatch Corporation and Consolidated Subsidiaries
          Statements of Operations and Comprehensive Income
     Unaudited (Dollars in thousands - except per-share amounts)

                             Quarter Ended        Nine Months Ended
                          -------------------  -----------------------
                             September 30,          September 30,
                            2007      2006        2007        2006
----------------------------------------------------------------------
Revenues                  $436,066  $396,752   $1,236,986  $1,211,269
----------------------------------------------------------------------
Costs and expenses:
   Depreciation,
    depletion and
    amortization            20,864    20,494       59,536      59,473
   Materials, labor and
    other operating
    expenses               347,179   328,037    1,008,909   1,019,768
   Selling, general and
    administrative
    expenses                23,244    22,990       65,122      67,985
   Restructuring charge       (141)        -        2,691           -
----------------------------------------------------------------------
                           391,146   371,521    1,136,258   1,147,226
----------------------------------------------------------------------
Earnings from continuing
 operations before
 interest and taxes         44,920    25,231      100,728      64,043

Interest expense            (7,380)   (7,229)     (22,271)    (21,911)
Debt retirement costs            -        53            -          53
Interest income              1,046       355        1,943       1,452
----------------------------------------------------------------------
Earnings from continuing
 operations before taxes    38,586    18,410       80,400      43,637
Benefit for taxes           (2,581)  (12,665)      (1,598)    (64,997)
----------------------------------------------------------------------
Earnings from continuing
 operations                 41,167    31,075       81,998     108,634
----------------------------------------------------------------------
Discontinued operations:
   Loss from discontinued
    operations (including
    loss on disposal of
    $-, $-, $(35,774) and
    $-)                       (260)   (5,542)     (39,703)    (15,948)
   Income tax benefit         (106)     (164)      (2,892)     (1,141)
----------------------------------------------------------------------
                              (154)   (5,378)     (36,811)    (14,807)
---------------------------------------------------------------------
Net earnings              $ 41,013  $ 25,697   $   45,187  $   93,827
======================================================================
Other comprehensive
 income, net of tax       $  1,366  $      -   $    4,100  $        -
----------------------------------------------------------------------
Comprehensive income      $ 42,379  $ 25,697   $   49,287  $   93,827
======================================================================
Earnings per common share
 from continuing
 operations:
   Basic                  $   1.05  $   0.80   $     2.10  $     3.04
   Diluted                    1.04      0.80         2.09        3.03
Loss per common share
 from discontinued
 operations:
   Basic                         -     (0.14)       (0.94)      (0.41)
   Diluted                       -     (0.14)       (0.94)      (0.41)
Net earnings per common
 share:
   Basic                      1.05      0.66         1.16        2.63
   Diluted                    1.04      0.66         1.15        2.62
Average shares
 outstanding (in
 thousands):
   Basic                    39,172    38,724       39,050      35,688
   Diluted                  39,415    38,858       39,316      35,870
----------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform to the current period presentation.

On March 31, 2006, the Company paid a special earnings and profit distribution, consisting of approximately 9.1 million shares of common stock and $89 million in cash, in association with the REIT conversion. Reflected below are pro forma results giving effect to the common stock distribution for diluted earnings per common share for the nine months ended September 30, 2006, as if the common stock portion of the distribution had occurred at the beginning of the period:

                                                     Nine Months Ended
                                               -----------------------
                                                         September 30,
                                                                 2006
                                               -----------------------
Per diluted common share:
  Earnings from continuing
   operations
    As reported                                            $     3.03
    Pro forma                                                    2.80

  Net earnings
    As reported                                                  2.62
    Pro forma                                                    2.42


          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
     Unaudited (Dollars in thousands - except per-share amounts)

                                            September 30, December 31,
                                                     2007         2006
----------------------------------------------------------------------
Assets
Current assets:
  Cash                                         $    8,032   $    7,759
  Restricted cash                                       -        6,673
  Short-term investments                           28,384       21,564
  Receivables, net                                113,142      135,105
  Inventories                                     167,483      168,816
  Prepaid expenses                                 17,444       16,602
----------------------------------------------------------------------
    Total current assets                          334,485      356,519
Land other than timberlands                         8,549        8,554
Plant and equipment, at cost less
 accumulated depreciation                         516,125      562,387
Timber, timberlands and related deposits,
 net                                              540,520      391,577
Pension assets                                    131,532      118,355
Other assets                                       21,149       20,215
----------------------------------------------------------------------

                                               $1,552,360   $1,457,607
======================================================================
Liabilities and Stockholders' Equity
Current liabilities:
  Current installments on long-term debt       $    3,209   $    6,157
  Current notes payable                           110,000           --
  Accounts payable and accrued liabilities        182,202      190,107
----------------------------------------------------------------------
    Total current liabilities                     295,411      196,264
Long-term debt                                    321,291      321,474
Liability for pensions and other
 postretirement benefits                          287,952      289,791
Other long-term obligations                        17,228       19,059
Deferred taxes                                     48,585       53,160
Stockholders' equity                              581,893      577,859
----------------------------------------------------------------------

                                               $1,552,360   $1,457,607
======================================================================

Stockholders' equity per common share          $    14.85   $    14.88
Working capital                                $   39,074   $  160,255
Current ratio                                       1.1:1        1.8:1


          Potlatch Corporation and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                   Unaudited (Dollars in thousands)

                                                   Nine Months Ended
                                                 ---------------------
                                                     September 30,
                                                      2007       2006
----------------------------------------------------------------------
Cash Flows From Operations
  Net earnings                                   $  45,187  $  93,827
  Adjustments to reconcile net earnings to net
   operating cash flows:
    Loss from discontinued operations                3,828     14,807
    Loss on disposal of discontinued operations     32,983          -
    Depreciation, depletion and amortization        59,536     59,473
    Proceeds from sales deposited with a like-
     kind exchange intermediary                    (16,812)         -
    Non-cash cost of real estate sold                  879        168
    Deferred taxes                                  (4,305)   (71,634)
    Equity-based compensation expense                4,284      2,970
    Employee benefit plans                          (8,671)    (1,233)
    Other                                              572      3,229
  Working capital changes                            7,113     61,329
  Excess tax benefit from share-based payment
   arrangements                                     (2,447)      (651)
  Income tax benefit related to stock issued in
   conjunction with stock compensation plans         2,955      1,233
  Funding of qualified pension plans                     -    (18,092)
----------------------------------------------------------------------

    Net cash provided by operating activities
     from continuing operations                    125,102    145,426
----------------------------------------------------------------------

Cash Flows From Investing
  Decrease (increase) in short-term investments     (6,820)    48,263
  Additions to plant and properties                (79,504)   (35,266)
  Deposits on timberlands                         (162,280)         -
  Other, net                                          (501)    (5,232)
----------------------------------------------------------------------

    Net cash provided by (used for) investing
     activities from continuing operations        (249,105)     7,765
----------------------------------------------------------------------

Cash Flows From Financing
  Change in book overdrafts                          2,628      3,228
  Increase in notes payable                        110,000          -
  Issuance of common stock                           7,955      6,261
  Issuance of treasury stock                             -        513
  Repayment of long-term debt                       (3,131)    (7,833)
  Distributions to common stockholders             (57,439)  (146,112)
  Excess tax benefit from share-based payment
   arrangements                                      2,447        651
  Other, net                                        (1,421)      (533)
----------------------------------------------------------------------

    Net cash provided by (used for) financing
     activities from continuing operations          61,039   (143,825)
----------------------------------------------------------------------

Cash flows from continuing operations              (62,964)     9,366
Cash flows of discontinued operations:
  Operating cash flows                                (129)    (6,868)
  Investing cash flows                              63,366     (1,316)
  Financing cash flows                                   -          -
----------------------------------------------------------------------

Increase in cash                                       273      1,182
Cash at beginning of period                          7,759      6,133
----------------------------------------------------------------------

Cash at end of period                            $   8,032  $   7,315
======================================================================

Certain prior period amounts have been reclassified to conform to the current period presentation.


                              Highlights
     Unaudited (Dollars in thousands - except per-share amounts)

                               Quarter Ended      Nine Months Ended
                            ------------------- ----------------------
                               September 30,        September 30,
                              2007      2006       2007       2006
----------------------------------------------------------------------
Distributions per common
 share(1) (annual rate)     $   1.96  $   1.96  $     1.96 $     1.96
======================================================================
(1) Distributions for 2006 reflect the annualized rate, after adjustment for a special earnings and profit distribution of $15.15 per common share paid in the first quarter.


                         Segment Information
                   Unaudited (Dollars in thousands)

                               Quarter Ended      Nine Months Ended
                            ------------------- ----------------------
                               September 30,        September 30,
                              2007      2006       2007       2006
----------------------------------------------------------------------
Revenues
  Resource                  $ 99,707  $ 82,332  $  231,411 $  212,118
----------------------------------------------------------------------
  Real Estate                  3,679     1,139      12,335      3,810
----------------------------------------------------------------------
  Wood Products
    Lumber                    91,344    89,703     272,273    302,771
    Plywood                   14,247    12,657      41,963     42,452
    Particleboard              4,721     5,928      15,313     15,138
    Other                     11,527    10,226      35,934     32,660
----------------------------------------------------------------------
                             121,839   118,514     365,483    393,021
----------------------------------------------------------------------
  Pulp and Paperboard
    Paperboard               149,805   131,080     423,292    395,743
    Pulp                      24,244    23,004      70,479     53,811
    Other                        241       302         821        915
----------------------------------------------------------------------
                             174,290   154,386     494,592    450,469
----------------------------------------------------------------------
  Consumer Products          112,429   113,232     328,614    329,909
----------------------------------------------------------------------
                             511,944   469,603   1,432,435  1,389,327
Intersegment revenues        (75,878)  (72,851)   (195,449)  (178,058)
----------------------------------------------------------------------

Total revenues              $436,066  $396,752  $1,236,986 $1,211,269
======================================================================

Operating income (loss)
  Resource                  $ 38,175  $ 24,804  $   71,272 $   59,356
  Real Estate                  2,405       788       9,412      2,768
  Wood Products                2,402    (5,210)     10,980      5,855
  Pulp and Paperboard         17,559    16,753      28,535     14,358
  Consumer Products            5,139     6,186      14,006     20,059
  Eliminations                (8,446)   (6,579)        527     (4,859)
----------------------------------------------------------------------
                              57,234    36,742     134,732     97,537
Corporate                    (18,648)  (18,332)    (54,332)   (53,900)
----------------------------------------------------------------------
Earnings from continuing
 operations before taxes    $ 38,586  $ 18,410  $   80,400 $   43,637
======================================================================

Certain prior period amounts have been reclassified to conform to the current period presentation.

    CONTACT: Potlatch Corporation
             Matt Van Vleet, 509-254-1571 (Media)
             Douglas D. Spedden, 509-835-1549 (Investors)